Exhibit 23.10

CONSENT TO ACT AS A DIRECTOR

To:	Board of Directors
Qihoo 360 Technology Co. Ltd. (the “Company”)

Date this 11th day of March of 2011

Dear Sirs,

I, William Mark Evans, hereby consent to my appointment as a director of the Company in accordance with the resolutions concerning my appointment to be passed by the Company’s shareholders and directors. I understand that my appointment will come into effect upon the declaration of effectiveness of the Company’s registration statement on Form F-1 by the United States Securities and Exchange Commission.

Yours faithfully,

/s/ William Mark Evans

Name: Ming Huang